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                                                                  EXHIBIT 2.2

                GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.

                          SELLING AGENCY AGREEMENT

               2,000,000 SHARES HELD BY JOSEPH AND SUSAN ANGARD


Miller Johnson & Kuehn Incorporated                       Minneapolis, Minnesota
5500 Wayzata Boulevard                                           August 11, 1997
Suite 800 - 8th Floor
Minneapolis, MN  55416

Gentlemen:

     The undersigned, Joseph and Susan Angard (the "Seller") and Global One Distribution & Merchandising Inc., a Delaware corporation (the "Company") hereby confirm their agreement with you (the "Selling Agent") as follows:

1.   DESCRIPTION OF OFFERING.

          The Seller proposes to offer and sell to private investors through you, as its exclusive agent (the "Offering"), up to 2,000,000 shares of the Company's Common Stock, no par value per share (the "Securities"), at a price of $.52.5 per share.

2.   APPOINTMENT OF AGENT.

          On the basis of the warranties, representations and agreements of the parties hereto, the Seller hereby appoints the Selling Agent, and the Selling Agent hereby accepts such appointment, to act as the Seller's exclusive agent in connection with the offer and sale of the Securities to private investors, on a best efforts basis. The Selling Agent will use its best efforts to sell the Securities, but there is no commitment by the Selling Agent to purchase or sell all or any of the Securities. The Selling Agent may utilize the services of sub-agents.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to the Selling Agent as follows:

          (i) The Company has prepared a Disclosure Package consisting of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, a draft of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 and a "Recent Developments" description (all of which, together with any supplements or amendments thereto is herein defined as the "Disclosure Package") with respect to the Securities in conformity with

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               applicable requirements of the Securities Act of
               1933, as amended (the "Act") and the rules and regulations adopted under the Act (the "Rules and Regulations").

         (ii) As of the commencement date of the Offering and until and as of the date of any Closing (as hereinafter defined), the Disclosure Package will (i) contain all material statements which are required to be made therein in accordance with the Act and the Rules and Regulations; (ii) in all material respects conform to the applicable requirements of the Act and of the Rules and Regulations; and (iii) not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (iii) The financial statements (including all related schedules and notes) set forth in the Disclosure Package fairly represent the financial condition and results of operations of the Company as of the dates and for the periods indicated; and such statements will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

         (iv) The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business, as described in the Disclosure Package.

          (v) The Company is duly qualified to do business as a foreign corporation and is in good standing in all states or jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification and the failure to be so qualified would have a materially adverse effect on the Company's business.

         (vi) The Company has full legal power, right and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered on behalf of the Company and it is the valid and binding obligation of the Company subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, to the exercise of judicial discretion as to the availability of equitable remedies such as specific performance and injunction and subject, as to enforcement of the indemnification provisions, to limitations under applicable securities laws.

        (vii) Except as is set forth in the Disclosure Package, the Company has all licenses, certificates, permits and other approvals from governmental

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               authorities necessary for the conduct of its business as it is currently being carried on and as is described in the Disclosure Package, except those which would not have a material adverse effect or the Company if not obtained.

       (viii) Since the respective dates as of which information is given in the Disclosure Package and other than as herein or therein contemplated (i) the Company has not incurred any material liabilities or obligations, contingent or otherwise, not in the ordinary course of business, (ii) the Company has not paid or declared any dividend or other distribution with respect to its outstanding capital stock, (iii) there has not been any change in the capital stock or any material increase in the long-term debt of the Company, or any issuance of shares of capital stock of the Company or of options, warrants, or rights to purchase capital stock of the Company, (iv) no material loss or damage (whether or not insured) to the property of the Company has been sustained, (v) no legal or governmental proceeding, domestic or foreign, affecting the Company or the transactions contemplated by this Agreement has been instituted or threatened, and (vi) there has not been any material adverse change in the business, condition (financial and other) or properties of the Company.

         (ix) Neither the Seller nor the Company is in breach, default or violation of, and the consummation of the transactions herein contemplated will not result in any breach of, any of the terms or conditions of, or constitute a default or violation under,
               (i) with respect to the Company, the Certificate of Incorporation or By-Laws of the Company, (ii) except as disclosed in the Disclosure Package, any material indenture, agreement or other instrument to which the Company or the Seller is now a party, or
               (iii) any law or any order, rule or regulation applicable to the Company or the Seller of any court or of any federal or state regulatory body or administrative agency having jurisdiction over the Company or the Seller or any of their property, except such breaches, defaults or violations which would not have a material adverse effect on the Company.

          (x) No approval, authorization, consent or order of any governmental or public board or body, other than in connection with or in compliance with the provisions of the Act and the securities laws of various jurisdictions, is legally required for the sale of the Securities by the Company.

         (xi) The Securities are validly issued, fully paid and non-assessable.

        (xii) Other than as contemplated by this Agreement, the Company has not incurred any liability for any finder's or broker's fee or agent's commission

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               in connection with the execution and delivery of this Agreement of the consummation of the transactions contemplated hereby.

     The Seller represents and warrants to the Selling Agent as follows:

       (xiii) The Seller has full legal power, right and capacity to enter into this Agreement. This Agreement has been duly executed and delivered on behalf of the Seller it is the valid and binding obligation of the Seller subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, to the exercise of judicial discretion as to the availability of equitable remedies such as specific performance and injunction and subject, as to enforcement of the indemnification provisions, to limitations under applicable securities laws.

        (xiv) The Seller owns the Securities free and clear of any lien, claim or encumbrance and purchasers of the Securities will receive all right, title and interest in the Securities free and clear of any lien, claim or encumbrance.

         (xv) Other than as contemplated by this Agreement, the Seller has not incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement of the consummation of the transactions contemplated hereby.

4.   FURTHER AGREEMENTS OF THE COMPANY.

     The Company covenants and agrees as follows:

     (a) The Company will promptly deliver to the Selling Agent and its counsel copies of the Disclosure Package and each amendment or supplement thereto. The Selling Agent is authorized on behalf of the Company and the Seller to use and distribute copies of the Disclosure Package in connection with the sale of the Securities as, and to the extent, permitted by Federal and applicable state securities laws.

      (b) Until the Closing (as defined herein), or earlier termination of this Agreement, if any event relating to or affecting the Company, or of which the Company shall be advised in writing by the Selling Agent, shall occur as a result of which it is necessary, in the opinion of counsel for the Company or the Selling Agent, to supplement or amend the Disclosure Package in order to make the Disclosure Package not misleading in light of the circumstances existing at the time it is delivered to a purchaser of the Securities, the Company will promptly prepare an amended or supplemented Disclosure Package (in form satisfactory to counsel for the Selling Agent) so that the amended or supplemented Disclosure Package will not

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          contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time the Disclosure Package is delivered to such purchaser, not misleading.

       (c) The Company shall pay, or cause to be paid, all expenses incident to the performance of its obligations under this Agreement, including all expenses incident to the delivery of the Securities; the fees and expenses of counsel and accountants for the Company; and the cost of all blue sky filings. At each Closing, the Company shall also pay the actual hourly fees and expenses of counsel to the Selling Agent in connection with this transaction and any previously billed fees of counsel to Selling Agent. Such fees and expenses shall be deducted from the net proceeds to be wired to Company pursuant to this Agreement. The payment of such fees and expenses shall not be conditioned upon the sale of any Securities.

       (d) For a period of three years from the date hereof, the Company will furnish to the Selling Agent (i) within 90 days after the end of each fiscal year, a copy of the Company's audited financial statements, together with a report thereon of its independent public accountants, and (ii) within 45 days after the end of each of the first three quarters of each fiscal year, quarterly financial statements of the Company, such financial statements to consist of a balance sheet as of the end of each such year or quarter, a statement of income for such year or quarter and, if prepared by the Company, a statement of changes in shareholders' equity and cash flow.

       (e) The Company shall grant to purchasers of the Securities the registration rights described on Exhibit A attached hereto.


5.   OFFERING PERIOD.

          Subject to applicable law, the Selling Agent shall commence the offer and sale of the Securities to private investors on or as soon as is reasonably practicable following the date hereof and, unless otherwise terminated hereunder, shall continue to offer and sell the Securities to private investors until the earlier of (i) the date on which all of the Securities are sold, (ii) September 30, 1997, unless extended up to 30 additional days by mutual agreement of the Seller and Selling Agent; or
     (iii) on such date as the Selling Agent terminates its obligations under this Agreement as provided in Section 10 hereof. "Termination Date," as used herein, shall refer to the date on which the offering is terminated in accordance with the preceding sentence.

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6.   DELIVERY; PAYMENT AND CLOSING.

       (a) On or about August 30, 1997, a closing shall be held at the offices of Leonard, Street and Deinard, Professional Association, Minneapolis, Minnesota, unless some other time, date and place is mutually agreed upon by the Company, the Seller and the Selling Agent (the "Closing").

       (b) All checks and other funds received in subscription for the Securities shall be held by Selling Agent until the Closing of the sale of such Securities. The parties acknowledge that at the Closing $900,000 from the proceeds of the sale of the Securities (less any fees or expenses payable by the Company hereunder) shall be wired to the Company on behalf of the Seller to fund that certain loan referred to in Section 7(a) hereof. Proceeds equal to $100,000 shall be wired to the Seller at the Closing.

7.   CONDITIONS TO CLOSING.

          The obligation of the Selling Agent to close the Offering shall be conditioned upon the satisfaction of the following:

       (a) The Seller shall have agreed to loan to the Company $900,000 pursuant to the terms of the Stock Purchase and Loan Agreement dated as of August 1, 1997 by and between the Company, the Seller and MJK (the "Loan Agreement") and the Company's promissory note dated of even date herewith.

       (b) The Seller shall have delivered 920,000 shares to the Company for cancellation pursuant to the terms of the Loan Agreement.

       (c) All other obligations of Seller and the Company under the Loan Agreement and this Agreement shall have been performed.

       (d) The receipt by the Selling Agent and the transfer agent of the Company of a legal opinion of counsel to the Company, covering the matters set forth on Exhibit B attached hereto.

       (e) The receipt by Selling Agent of such other documents and certificates as the Selling Agent may reasonably request.

8.   SALES COMMISSIONS.

           Except as otherwise provided herein, at each Closing, and conditioned thereon, the Selling Agent shall receive from the Seller 4.77% ($.02.5 per share) of the gross proceeds

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     received from the sale of the Securities at such Closing as a commission for acting as agent for the sale thereof. The commissions shall be payable to or upon the order of the Selling Agent in immediately available Minneapolis funds and shall be deducted from the proceeds wired to Seller at the Closing.

9.   INDEMNIFICATION.

          The Company shall indemnify and hold harmless the Selling Agent, and each person who controls (as such term is defined by Rule 405 under the Act) the Selling Agent within the meaning of the Act, against any losses, claims, damages or liabilities, joint and several, to which the Selling Agent or such controlling persons may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Selling Agent and each such controlling person for any legal or other expenses reasonably incurred by such Selling Agent or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. This indemnity agreement will be in addition to any liability which the Company and the Seller may otherwise have.

10.  TERMINATION.

          The Selling Agent shall have the right to terminate its obligations under this Agreement by giving the Company and the Seller notice as hereinafter specified at any time on or prior to the Closing if the Company or the Seller shall have failed, refused or been unable, at or prior to the Closing, to perform any agreement on its part to be performed; if there shall have been a breach of any warranty or representation contained herein, or because any other conditions of the Selling Agent's obligations set forth herein are not fulfilled. Subject to the provisions of Section 4 hereof, any such termination shall be without liability of any party to any other party.

11.  REPRESENTATIONS AND AGREEMENTS TO SURVIVE.

          The respective covenants, agreements, representations and warranties of the Company, the Seller and the Selling Agent hereunder, as set forth in, or made pursuant to this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of any such party or any of its directors or officers or any controlling person, and shall survive delivery of and payment for the Securities; and the indemnification agreements contained in Section 9 shall also survive any termination of this Agreement.

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12.  NOTICES.

          Except as otherwise expressly provided in this Agreement or duly noticed hereunder, all notices and other communications hereunder shall be in writing and, if given to the Selling Agent, shall be mailed, delivered or telegraphed and confirmed to Miller Johnson & Kuehn Incorporated, 5500 Wayzata Boulevard, Suite 800-8th Floor, Minneapolis, Minnesota 55416, with a copy to its counsel, Leonard, Street and Deinard, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402, Attention: John C. Kuehn or, if given to the Company, shall be mailed, delivered or telegraphed and confirmed to Global One Distribution & Merchandising Inc., 5548 Lindbergh Lane, Bell California 90201.

13.  MISCELLANEOUS.

           This Agreement shall inure to the benefit of and be binding upon the successors of the Selling Agent, the Seller and of the Company. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their successors, and the controlling persons and directors and officers referred to in Section 9 hereof, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision hereof. The term "successors" shall not include any purchaser of the Securities merely by reason of such purchase. No subrogee of a benefited party shall be entitled to any benefits hereunder.

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If the foregoing expresses our agreement with you, kindly confirm by signing the acceptance on the enclosed counterpart hereof and return the same to us, whereupon this letter and your acceptance shall become and constitute a binding agreement between the Company and the Selling Agent in accordance with its terms.


                                 Very truly yours,

                                 GLOBAL ONE DISTRIBUTION
                                 & MERCHANDISING INC.



                                 By:  /s/GEORGE VRABECK
                                     ---------------------------------------
                                     George Vrabeck, Chief Executive Officer


                                 THE SELLER


                                    /s/ JOSEPH ANGARD
                                    ----------------------------------------
                                    Joseph Angard


                                    /s/ SUSAN ANGARD
                                    ----------------------------------------
                                    Susan Angard



The terms set forth in the foregoing Selling Agency Agreement between Global One Distribution & Merchandising Inc., Joseph and Susan Angard and Miller Johnson & Kuehn Incorporated are hereby accepted and confirmed.



MILLER JOHNSON & KUEHN INCORPORATED


By:     /s/ DAVID B. JOHNSON
        --------------------
        David B. Johnson, Executive Vice President

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                                  EXHIBIT A

          MATTERS TO BE COVERED IN OPINION OF COUNSEL TO THE COMPANY



     (1) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware; has the requisite corporate power to own, lease and operate its properties and conduct its business as described in the Disclosure Package.

     (2) The Company has the corporate power to enter into the Selling Agency Agreement, and the Selling Agency Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company

     (3) The transfer and sale of the Shares pursuant to the Selling Agency Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

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